Exhibit 99.1

CONTACT:

Jim Eckstaedt, Executive Vice President Finance and Chief Financial Officer

(949) 975-1550

jim.eckstaedt@smawins.com

EVC Group, Inc.

Douglas Sherk/Jenifer Kirtland/Matthew Selinger

(415) 896-6820

dsherk@evcgroup.com

SM&A Reports Strong Revenue and Net Income Growth in the Fourth Quarter

and Full Year 2007

Fourth Quarter Revenue Increases 28%; Full Year Revenue Increases 37%

Fourth Quarter Net Income Increases 30%; Full Year Net Income up 73%

NEWPORT BEACH, CA—March 5, 2008 — SM&A (Nasdaq:WINS), the world’s leading provider of business strategy and proposal development services that ensure clients’ ability to win competitive procurements and a leading provider of program management services, today reported its financial results for the fourth quarter and full year ended December 31, 2007.

Revenue for the fourth quarter of 2007 was $24.1 million, 28% above the $18.8 million in revenue reported for the fourth quarter of 2006.  Excluding the contribution from the acquisitions in 2007 of Project Planning Incorporated (“PPI”) and Performance Management Associates, Inc. (“PMA”), along with the Company’s legacy scheduling product offerings, total fourth quarter revenue grew 10% from the same quarter of the prior year.

Fourth quarter net income increased 30% to $983,000, or $0.05 per diluted share, compared with $754,000, or $0.04 per diluted share, in the prior year’s fourth quarter.  Included in these results was $958,000 in expense, reflecting the amount earned by the principal of PPI as part of the acquisition of that Company.  Under GAAP, the Company recognized as an expense a portion of the contingent payment earned under the acquisition agreement.  Excluding this expense on a tax-effected basis, net income for the fourth quarter was $1.6 million, or $0.08 per diluted share, on par with the analysts’ consensus estimate.

For the full year 2007, revenue was a record $98.3 million, 37% above $71.8 million in revenue for the full year 2006.  Net income for 2007 totaled $6.3 million, a 73% increase from 2006 net income of $3.6 million. Earnings per diluted share for 2007 were $0.33 compared with $0.19 for 2006.  Excluding the earn-out expense related to the PPI acquisition taken in the fourth quarter of 2007, earnings per diluted share were $0.36, matching management’s previous guidance.

“During 2007 we made significant progress on our strategy to provide, develop and acquire solutions that support our clients’ entire life cycle of winning.  As a result, we diversified our customer base, drove revenue growth and improved our profitability,” said Cathy McCarthy, president and CEO of SM&A.  “During the year, we built on our existing relationships with strategic clients and now have positioned ourselves to extend those relationships with the formation of SM&A Strategic Advisors under the leadership of General Peter Pace (ret).  Our customers understand the value proposition that SM&A brings and they are relying on us more and more to help them successfully execute on the programs and projects they win.

“Program Services revenue grew substantially during the year, reflecting the contribution of our acquisitions of PPI and PMA as well as strong organic growth.  We were also successful in diversifying our customer base, adding 32 new customers.  The result was a significant increase in revenue and an even better improvement in net income,” continued Mrs. McCarthy.

Revenue from aerospace and defense (“A&D”) clients totaled $17.1 million for the fourth quarter of 2007, an 18% increase over the fourth quarter of 2006.  Revenue from non-A&D clients was $7.0 million, a 63% increase from non-A&D revenue in the fourth quarter of last year.  Non-A&D business represented 29% of total fourth quarter revenue, compared with 23% a year ago.  Competition Management revenue for the quarter was $12.5 million compared with $12.2 million the same quarter of the previous year.  Program Services revenue for the quarter totaled $11.6 million, a 75% increase from $6.6 million in the fourth quarter of 2006.  Included in the fourth quarter 2007 Program Services revenue was a $3.5 million contribution from acquisitions.  Competition Management represented 52% of total quarterly revenue, compared with 65% of the total quarterly revenue last year.

Gross margin for the 2007 fourth quarter was 40.2%, compared with 38.7% in the fourth quarter of 2006.  The increase reflected a higher level of success fees earned and revenue mix.

SG&A expenses were $8.0 million in the quarter. Included in the SG&A expense was $958,000 in expense related to an earn-out payment earned by the principal of PPI.  Under GAAP, due to the terms of the acquisition agreement, this earn-out payment is recognized as expense. Stock based compensation expense totaled $430,000 in the fourth quarter of 2007 compared to $319,000 in the fourth quarter of 2006.  Excluding stock based compensation and the two acquisitions, SG&A was approximately $5.7 million, unchanged from the prior year.

“For the full year 2007, our record revenue reflected increases across all our service lines and market verticals,” said Jim Eckstaedt, chief financial officer.  “A&D revenue grew 40% from 2006 to $75.1 million in 2007.  Non A&D revenue was up 27% to $23.2 million.  Looking at our revenue by service line, Competition Management revenue grew 22% to $55.3 million.  Program Services revenue increased 62% to $43.0 million and represented 44% of total revenue in 2007 compared with 37% in 2006.  The acquisitions of PPI and PMA, along with our legacy scheduling product offering revenue, contributed $9.8 million to 2007 revenue, approximately 10% of the total while approximately $1.3 million was from SM&A related projects.  Our new customers accounted for 10% of total revenue in 2007 compared with 6% last year.  Finally, revenue from success fees was $780,000 in 2007.  We are making demonstrable progress in our efforts to diversify and grow our revenue sources and we look for additional improvement in 2008.”

Gross margin for 2007 was 39.6% compared with 40.1% in 2006.  The decrease was largely due to the mix of services, increased benefit costs and moderate increases in labor rates paid to associates.

During the year, the Company incurred $1.3 million in expenses associated with the management transition.  Stock-based compensation totaled $1.7 million, an increase of $400,000.  SG&A associated with the two acquisitions was $2.0 million which includes $249,000 of amortization of intangibles.  As noted earlier, the Company recognized an expense of $958,000 related to an earn-out payment earned by the principal of PPI.  Excluding these items, the increase in SG&A was 2.7% over 2006.

Cash and investments totaled $16.0 million at December 31, 2007.

“As we look ahead into 2008, we see continued revenue growth,” continued Mrs. McCarthy.  “We are implementing our strategy to provide increasing solutions to our clients which support their entire life cycle of winning.  As we’ve discussed previously, we are investing now in the people, training and systems essential to drive our future growth.  We expect these investments will constrain our bottom-line growth until they are largely completed by the second half of 2008.

“We made tremendous progress in 2007.  We completed two acquisitions and navigated a difficult management transition.  Despite these distractions, our team worked extremely well to strengthen the relationships with our existing clients, bring on 32 new customers, diversify our service and customer base, and drive record revenue and profits for SM&A. With this experienced talent and appropriate infrastructure, we anticipate a great 2008.”

2008 Guidance

The Company expects organic revenue growth of approximately 10% in 2008.  The gross margin is expected to be approximately where it was in 2007, between 39% and 40%.  As a percentage of revenue, and including the additional earn-out expense related to the PPI acquisition, SG&A expenses are anticipated to be approximately flat with 2007.  Included in 2008 SG&A expenses could be approximately $2.0 million in additional earn-out expense related to the PPI acquisition.  The effect of this incremental expense will be evident in the first quarter of 2008, affecting earnings per share by approximately $0.03 cents, as well as the fourth quarter, with an impact of approximately $0.03.  In addition, the first quarter of 2008 will also reflect some operational expenses associated with management recruitment, an offsite company-wide meeting and a significant system upgrade.

The Company anticipates earnings per share for full year 2008 to be approximately $0.34 per share.  This earnings per share outlook includes the approximately $0.06 per share of additional earn-out expense related to the PPI acquisition. The growth in net income will be constrained by additional SG&A expenses related to hiring and training new associates and the enhancement of our ERP system.  These expenses are anticipated to begin to decline during the second half of 2008.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Wednesday, March 5, 2008 to discuss the Company’s fourth quarter and full year 2007 results. To participate, callers should dial (800) 240-2134 or (303) 262-2141, for international dial-in, approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11109566#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2008 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those expressed or implied. The Company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

SM&A

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$5,422	$15,143
Investments	10,610	—
Accounts receivable, net of allowance of $200	18,171	15,759
Prepaid expenses and other current assets	2,011	871
Total current assets	36,214	31,773
Fixed assets, net	3,399	3,446
Goodwill	8,278	—
Intangibles, net	1,892	—
Other assets	895	407
	$50,678	$35,626
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,925	$1,232
Accrued compensation and related benefits	3,508	2,112
Other current liabilities	1,877	42
Total current liabilities	7,310	3,386
Other liabilities	785	644
Total liabilities	8,095	4,030

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	45,450	39,893
Treasury stock, at cost	(1,506)	(664)
Accumulated deficit	(1,363)	(7,635)
Total stockholders’ equity	42,583	31,596
	$50,678	$35,626

SM&A

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenue	$24,085	$18,771	$98,336	$71,788
Cost of revenue	14,393	11,515	59,414	43,002
Gross margin	9,692	7,256	38,922	28,786

Selling, general and administrative expenses	7,990	6,029	28,610	23,301
Operating income	1,702	1,227	10,312	5,485

Interest income, net	102	171	403	773
Income before income taxes	1,804	1,398	10,715	6,258

Income tax expense	821	644	4,443	2,627

Net income	$983	$754	$6,272	$3,631

Net income per share:
Basic	$0.05	$0.04	$0.33	$0.19
Diluted	$0.05	$0.04	$0.33	$0.19

Shares used in calculating net income per share:
Basic	18,981	18,691	18,814	19,098
Diluted	19,113	18,870	18,985	19,281